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                                                                      Exhibit 14

                                ESCROW AGREEMENT


                  This Escrow Agreement (this "Agreement") is made and entered into as of July 12, 1999, by and among SUNSTONE HOTEL INVESTORS, L.P., a Delaware limited partnership ("Seller Partnership"), SUNSTONE HOTEL INVESTORS, INC., a Maryland corporation ("Seller"), SHP ACQUISITION, L.L.C., a Delaware limited liability company ("Parent"), and FIDELITY NATIONAL TITLE INSURANCE COMPANY, a California corporation, as escrow agent (the "Escrow Agent").
Each of Seller, Seller Partnership, Parent and the Escrow Agent are referred to individually herein as a "Party" and are referred to together herein as the "Parties".

                                   WITNESSETH:

                  WHEREAS, Seller, SHP Investors Sub, Inc., a Maryland corporation and a wholly-owned subsidiary of Parent (the "Buyer"), and Parent have entered into an Agreement and Plan of Merger dated of even date herewith (the "Merger Agreement") pursuant to which Buyer will be merged into Seller;

                  WHEREAS, Seller conducts substantially all of its operations through Seller Partnership, and Seller Partnership, Parent and SHP Acquisition Sub, LP, a Delaware limited partnership and a wholly-owned subsidiary of Parent, have entered into an Agreement and Plan of Merger of even date herewith (the "Partnership Merger Agreement") pursuant to which SHP Acquisition Sub, L.P. will be merged into Seller Partnership;

                  WHEREAS, Section 4.7 of the Merger Agreement requires the Buyer to deliver cash in the amount of $25,000,000 (the "Cash Collateral") to the Escrow Agent, to be held as security for the payment of liquidated damages which may become payable by Buyer under certain circumstances set forth in
Section 7.2 of the Merger Agreement;

                  WHEREAS, Section 4.7 of the Merger Agreement provides that the Buyer, at its election, may provide to Escrow Agent, in lieu of or in substitution for the Cash Collateral, a letter of credit substantially in the form of Attachment A (the "Letter of Credit") with the Escrow Agent as the beneficiary thereof, with such changes
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as shall be reasonably satisfactory to Seller, from Nationsbank, N.A., or another bank reasonably satisfactory to Seller, in substitution of the Cash Collateral; and

                  WHEREAS, Parent, Seller and Seller Partnership wish to appoint the Escrow Agent as escrow agent to hold, invest and disburse the Cash Collateral and to deliver and/or draw upon the Letter of Credit, and the Escrow Agent wishes to accept such appointment, upon the terms and conditions set forth below.

                  NOW, THEREFORE, the Parties hereto hereby agree as follows:

                  1. Defined Terms. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings given them in the Merger Agreement.

                  2. Collateral. The Escrow Agent hereby acknowledges receipt of the Letter of Credit and shall hold the Letter of Credit in accordance with the terms of this Agreement. In the event Cash Collateral is substituted for the Letter of Credit, the Escrow Agent shall hold the Cash Collateral in accordance with the terms of this Agreement in a segregated trust account designated as the "SHI Cash Collateral Account" or in an account having a similar designation, and shall invest the Cash Collateral in accordance with Section 5 hereof pursuant to the written instruction of Parent.

                  3. Intentionally Omitted.

                  4. Release. (a) The Escrow Agent shall distribute the Cash Collateral, deliver the Letter of Credit (in cases where the Letter of Credit is to be delivered to Parent), or draw on the Letter of Credit and distribute the proceeds thereof (in cases where the proceeds of the Letter of Credit is to be delivered to Seller), as applicable and as directed, only as follows:

                  (i) to such party or parties as directed in a joint written certificate executed by both Seller and Parent; or

                  (ii) to such party or parties as directed in a unilateral written certificate executed by Seller or Parent (each, a "Unilateral Certificate"), provided that the Escrow Agent has complied with the terms of Section 4(b)
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         below and has not received a Notice of Dispute (as defined below)
         within the time period set forth in Section 4(b) below. Any Unilateral Certificate shall state the amount to be distributed and the Section of the Merger Agreement under which such distribution is authorized.

                  (b) Promptly after receipt of a Unilateral Certificate delivered to the Escrow Agent under Section 4(a)(ii) above, the Escrow Agent shall deliver to (i) Seller in the case of a Unilateral Certificate delivered by Parent or (ii) Parent in the case of a Unilateral Certificate delivered by Seller, a copy of the Unilateral Certificate. Seller or Parent, as applicable, shall have a period of ten (10) days after its receipt of such copy of the Unilateral Certificate within which to deliver to the Escrow Agent a notice (a "Notice of Dispute") disputing distribution as provided in the Unilateral Certificate. If Seller or Parent, as applicable, fails to deliver a Notice of Dispute within such ten (10) day period, such party shall be deemed to have consented to the distribution provided in the applicable Unilateral Certificate. If Seller or Parent, as applicable, timely delivers a Notice of Dispute to the Escrow Agent, the Escrow Agent, upon receipt of such Notice of Dispute, shall give prompt notice thereof to the party which had delivered the applicable Unilateral Certificate, and the Escrow Agent shall not make any disbursements except upon receipt of the joint written instruction of Seller and Parent or a final, nonappealable order of a court of competent jurisdiction.

                  (c) Notwithstanding anything to the contrary herein, in the event that the Escrow Agent is holding the Letter of Credit in escrow by the date which is 15 days prior to the expiry date of the Letter of Credit (or the first business day thereafter if such date is not a business day), Escrow Agent shall draw on the full amount of the Letter of Credit and hold the proceeds thereof in escrow as Cash Collateral unless otherwise directed in a joint written certificate by Seller and Parent, and neither Seller nor Parent shall seek to enjoin either (i) a draw on the Letter of Credit made in accordance with this Section 4(c) or (ii) payment by the issuer on the Letter of Credit with respect to such draw.

                  5. Investment of Cash Collateral. (a) Any monies held as Cash Collateral shall be invested by the Escrow Agent, to the extent permitted by law and as directed in writing by Parent, in (i) obligations having a maturity date of 30 days or less issued or guaranteed by the United States of America or any agency or instrumentality thereof, (ii) obligations having a maturity date of 30 days or less
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         (including certificates of deposit and bankers' acceptances) of banks which at the date of their last public reporting had total assets in excess of $500 million, (iii) commercial paper having a maturity date of 30 days or less rated at least A-1 or P-1 or, if not rated, issued by companies having outstanding debt rated at least AA or Aa, and/or
         (iv) money market mutual funds invested primarily in the securities described in the foregoing clauses (i), (ii) and (iii).

                  (b) Escrow Agent shall pay to Parent, on the first day of each calendar month and on the date of disbursement of all of the Cash Collateral, any interest earned on the Cash Collateral.

                  6. Fees and Expenses. Seller and Seller Partnership shall be jointly and severally liable for the fees of the Escrow Agent, including, but not limited to, reasonable legal fees and expenses for the services rendered by the Escrow Agent hereunder and for its attorney's fees and expenses incurred in connection with the preparation of this Agreement. In furtherance of the foregoing, Seller and Seller Partnership agree to pay or reimburse the Escrow Agent for the Escrow Agent's reasonable compensation for its normal services hereunder and the preparation of this Agreement in accordance with the fee schedule attached hereto as Attachment B. The Escrow Agent shall be entitled to reimbursement on demand for all expenses incurred in connection with the administration of the escrow created hereby that are in excess of its compensation for normal services hereunder, including, without limitation, payment of any legal fees and expenses incurred by the Escrow Agent in connection with the resolution of any claim by any Party hereunder.

                  7. Limitation of Escrow Agent's Liability. (a) Neither the Escrow Agent nor any of its directors, officers or employees shall incur liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other documents believed by it to be genuine and duly authorized, nor for other action or inaction except its own willful misconduct or gross negligence; provided, that with respect to the custody of the Cash Collateral, the Escrow Agent shall use the standard care of customarily used by custodians of funds. The Escrow Agent shall not be responsible for the validity or sufficiency of this Agreement and shall not be responsible for any of the agreements referred to herein, including the Merger Agreement and the Partnership Merger Agreement, but shall be obligated only for the performance of such duties as are specifically set forth in this
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Escrow Agreement. Without limiting the foregoing, the Escrow Agent (i) shall not be obligated to inquire as to the accuracy of any calculations used in preparing the Disbursement Certificate and (ii) shall have no obligation to inquire whether Seller Partnership has the right to liquidated damages pursuant to the Merger Agreement. In all questions arising under this Agreement, the Escrow
Agent may rely on the advice of counsel, including in-house counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based on such advice the Escrow Agent shall not be liable to anyone. The Escrow Agent shall not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner reasonably satisfactory to it. The Escrow Agent shall not be liable for any losses resulting from the investments made in accordance with this Agreement. In no event shall the Escrow Agent be liable for indirect, punitive, special or consequential damages.

                  (b) Seller and Seller Partnership shall jointly and severally indemnify the Escrow Agent for, and hold it harmless against, any loss, liability or expense (including reasonable attorneys' fees and expenses) incurred without gross negligence or willful misconduct on the part of the Escrow Agent, arising out of or in connection with its carrying out of its duties hereunder, including without limitation drawing on the Letter of Credit.

                  (c) Seller and Seller Partnership jointly and severally hereby agree to assume any and all obligations imposed now or hereafter by any applicable tax law with respect to the payment of amounts to be distributed under this Agreement, and to indemnify and hold the Escrow Agent harmless from and against any taxes, additions for late payment, interest, penalties and other expenses, that may be assessed against the Escrow Agent in any such payment or other activities under this Agreement (other than taxes on the net income of the Escrow Agent attributable to the payment of fees hereunder). Seller and Seller Partnership undertake to instruct the Escrow Agent in writing with respect to the Escrow Agent's responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting in connection with its acting as Escrow Agent under this Agreement. Seller and Seller Partnership jointly and severally hereby agree to indemnify and hold the Escrow Agent harmless from any liability on account of taxes, assessments or other governmental charges, including without limitation the withholding or deduction or the failure to withhold or deduct the same, and any liability for failure to obtain proper
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certifications or to properly report to governmental authorities, to which the
Escrow Agent may be or become subject in connection with or which arises out of this Agreement, including costs and expenses (including reasonable legal fees and expenses), interest and penalties.

                  8. Termination. This Agreement shall terminate upon the disbursement by the Escrow Agent of all of the Cash Collateral or the full amount of the Letter of Credit (except in accordance with Section 4(a)) in accordance with this Agreement; provided, however, that the provisions of Sections 6 and 7 shall survive such termination.

                  9. Notices. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid or (ii) via a reputable nationwide overnight courier service, in each case to the address set forth below. Any such notice, instruction or communication shall be deemed to have been delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid; or one business day after it is sent via a reputable nationwide overnight courier service.


If to Seller or Seller Partnership:     Sunstone Hotel Investors, Inc.
                                        903 Calle Amanecer
                                        San Clemente, CA 92673
                                        Attention: Chief Operating Officer
                                        Fax: (949) 369-4230

Copy to:                                Altheimer & Gray
                                        10 South Wacker Drive
                                        Chicago, Illinois 60606-7482
                                        Attention:  Andrew W. McCune
                                        Fax: (312-715-4800
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If to Parent:                        SHP Acquisition, L.L.C.
                                     c/o Westbrook Real Estate Partners, L.L.C.
                                     599 Lexington Avenue
                                     New York, NY 10022
                                     Attention: Jonathan H. Paul
                                     Fax: (312) 715-4800

Copies to:                           Battle Fowler LLP
                                     75 East 55th Street
                                     New York, NY 10022
                                     Attention: Steven L. Lichtenfeld, Esq.
                                     Fax: (212) 856-7802

and                                  Simpson Thacher & Bartlett
                                     425 Lexington Avenue
                                     New York, NY  10017-3954
                                     Attention:  Richard Capelouto, Esq.
                                                   Brian M. Stadler, Esq.
                                     Fax:  (212) 455-2502

and                                  Westbrook Partners L.L.C.
                                     13155 Noel Road -- LB54
                                     Suite 2300
                                     Dallas, Texas 75240
                                     Attention:  Patrick K. Fox, Esq.
                                     Fax:  (972) 934-8333

                                     Fidelity National Title Insurance
If to the Escrow Agent:              Company
                                     1300 Dove Street, Suite 310,
                                     Newport Beach, California 92660
                                     Attention:  Patty Beverly
                                     Fax: (949) 477-6835
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Any Party may give any notice, instruction or communication in connection with this Agreement using any other means (including personal delivery, telecopy or ordinary mail), but no such notice, instruction or communication shall be deemed to have been delivered unless and until it is actually received by the Party to whom it was sent. Any Party may change the address to which notices, instructions or communications are to be delivered by giving the other Parties to this Agreement notice thereof in the manner set forth in this Section 9.

                  10. Successor Escrow Agent. In the event the Escrow Agent becomes unavailable or unwilling to continue in its capacity hereunder, the Escrow Agent may resign and be discharged from its duties or obligations hereunder by delivering a resignation to the Parties to this Escrow Agreement, not less than 60 days' prior to the date when such resignation shall take effect. Seller may, upon three business days prior written notice to Parent, appoint a successor Escrow Agent so long as such successor is a bank with assets of at least $500 million. If, within such 60-day notice period, Seller provides to the Escrow Agent written instructions with respect to the appointment of a successor Escrow Agent and directions for the transfer of the Letter of Credit or the Cash Collateral then held by the Escrow Agent to such successor, the Escrow Agent shall act in accordance with such instructions and promptly transfer the Letter of Credit or the Cash Collateral to such designated successor. If no successor escrow agent is named by Seller within such notice period, the Escrow Agent may apply to a court of competent jurisdiction for appointment of a successor escrow agent.

                  11. General.

                  (a) Governing Law. This Agreement shall be governed by, enforced under and construed in accordance with the laws of the State of New York without regard to conflict-of-law principles.

                  (b) Counterparts. This Agreement may be executed in two or more counterparts (which need not each be signed by all of the Parties hereto), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
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                  (c) Entire Agreement. This Agreement constitutes the entire understanding and agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements or understandings, written or oral, between the Parties with respect to the subject matter hereof.

                  (d) Waivers. No waiver by any Party hereto of any condition or of any breach of any provision of this Escrow Agreement shall be effective unless in writing. No waiver by any Party of any such condition or breach, in any one instance, shall be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained herein.

                  (e) Amendment. This Agreement may be amended only by a written instrument signed by the Parties hereto.

                  (f) Consent to Jurisdiction and Service. Each Party hereby absolutely and irrevocably consents and submits to the jurisdiction of the courts in the State of New York and of any federal court located in the state of New York in connection with any actions or proceedings brought against such Party by the Escrow Agent arising out of or relating to this Escrow Agreement. In any such action or proceeding, each Party hereby absolutely and irrevocably waives personal service of any summons, complaint, declaration or other process and hereby absolutely and irrevocably agrees that the service thereof may be made in accordance with the notice provisions of Section 9 hereof, directed to such Party at its address set forth in Section 9 hereof.

                  (g) Force Majeure. No Party shall be responsible for delays or failures in performance resulting from acts beyond its, his or her control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of wars, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

                  (h) Binding Effect, Assigns. This Agreement shall be binding upon and inure to the benefit of the respective Parties hereto and their heirs, executors, successors and assigns.
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                  (i) Reproduction of Documents. This Agreement and all
documents relating thereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, and (ii) certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, optical disk, micro-card, miniature photographic or other similar process. The Parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a Party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.
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                  IN WITNESS WHEREOF, the Parties have duly executed this
Agreement as of the day and year first above written.

                                        SUNSTONE HOTEL INVESTORS, INC.

                                        By:      /s/ R. Terrence Crowley
                                                 -----------------------------
                                                 Name:  R. Terrence Crowley
                                                 Title: Chief Operating Officer

                                        SUNSTONE HOTEL INVESTORS, L.P.


                                        By:      /s/ R. Terrence Crowley
                                                 -----------------------------
                                                 Name:  R. Terrence Crowley
                                                 Title: Authorized
                                                        Representative

                                        SHP ACQUISITION, L.L.C.


                                        By:      /s/ Paul Kazilionis
                                                 -----------------------------
                                                 Name:  Paul Kazilionis
                                                 Title: Manager

                                        FIDELITY NATIONAL TITLE
                                        INSURANCE COMPANY, as Escrow
                                        Agent


                                        By:      /s/ P. Beverly
                                                 -----------------------------
                                                 Name:  P. Beverly
                                                 Title: Vice President